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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2003

EDISON MISSION ENERGY
(Exact name of registrant as specified in its charter)

DELAWARE (State or Principal Jurisdiction of Incorporation or Organization)	000-24890 (Commission File Number)	95-4031807 (I.R.S. Employer Identification No.)
18101 Von Karman Avenue Irvine, California 92612 (Address of principal executive offices, including zip code)
949-752-5588 (Registrant's telephone number, including area code)

Items 1 through 4 and 6 through 9 are not included because they are not applicable.

        This current report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon knowledge of facts as of the date of this current report and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5. Other Events

Settlement of Chicago In-City Obligation

        Pursuant to the acquisition documents for the purchase of generating assets from Commonwealth Edison, our subsidiary, Midwest Generation LLC, committed to install one or more gas-fired electric generating units having an additional gross dependable capacity of 500 MW at or adjacent to an existing power plant site in Chicago (referred to as the In-City Obligation). The acquisition documents required that commercial operation of this project commence by December 15, 2003. Due to additional capacity for new gas-fired generation in the Mid-America Interconnected Network, generally referred to as the MAIN Region, and the improved reliability of existing power generation in the Chicago area, we did not believe the additional gas-fired generation was needed. In February 2003, Midwest Generation finalized an agreement with Commonwealth Edison to terminate this obligation in exchange for the following:

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  Payment of $22.3 million to Commonwealth Edison in February 2003.

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  Payment of $13.5 million to Commonwealth Edison due in nine annual installments of $1.5 million beginning in February 2004.

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  Assumption of a power purchase obligation of the City of Chicago by entering into a replacement long-term power purchase contract with Calumet Energy Team LLC. The replacement contract requires Midwest Generation to pay a monthly capacity payment and gives Midwest Generation an option to purchase energy from Calumet Energy Team LLC at prices based primarily on operations and maintenance and fuel costs.

        Midwest Generation granted a security interest in 125,000 barrels of oil at the Collins Station as credit support for the payment obligations to Commonwealth Edison set forth above. As a result of this agreement with Commonwealth Edison, Midwest Generation recorded a loss of $45 million during the fourth quarter of 2002. The loss was determined by the sum of: (a) the present value of the cash payments to both Commonwealth Edison and Calumet Energy Team LLC (capacity payments), less (b) the fair market value of the option to purchase power under the replacement contract with Calumet Energy Team LLC described above. As a result of the agreement with Commonwealth Edison, Midwest Generation is no longer obligated to build the additional gas-fired generation which was estimated to cost $320 million.

Settlement of Paiton Dispute

        Our subsidiary owns a 40% interest in PT Paiton Energy (Paiton Energy), which owns a 1,230 MW coal-fired power plant in operation in East Java, Indonesia, which is referred to as the Paiton project. Paiton Energy sells electricity to PT PLN, the state-owned electric utility company, under a power purchase agreement. On December 14, 2001, following lengthy discussions of the effect of the Asian financial crisis upon Indonesia, PT PLN and Paiton Energy signed a Binding Term Sheet setting forth the commercial terms under which Paiton Energy would be paid for capacity and energy charges from January 2002. The Binding Term Sheet also provided for a monthly "restructure settlement payment" for arrears owed by PT PLN and in settlement of other claims. In addition, the Binding Term Sheet provided for an extension of the term of the power purchase agreement from 2029 to 2040. On December 23, 2002, the Binding Term Sheet was replaced with a formal amendment to the power purchase agreement which implemented the commercial terms agreed in the Binding Term Sheet and amended certain other provisions of the original power purchase agreement.

        On February 14, 2003, Paiton Energy and all of its lenders concluded a restructuring of the project's debt. As part of the restructuring, Export-Import Bank of the United States loaned the project $381 million, which was used to repay loans made by commercial banks during the period of the project's construction. In addition, the amortization schedule for repayment of the project's loans was extended to take into account the effect upon the project of the lower cash flow resulting from the restructured electricity tariff. The initial principal repayment under the new amortization schedule was made on February 18, 2003. Distributions from the project to shareholders are not anticipated to commence until 2006. As a condition of the making of the loans by United States Export-Import Bank, all commercial disputes related to the project were settled without material effect upon us.

Settlement of BHP Fuel Supply Arbitration

        During 2002, PT Batu Hitam Perkasa (BHP), one of the other shareholders in Paiton Energy, reinstated a previously suspended arbitration to resolve disputes under the fuel supply agreement between BHP and Paiton Energy. The arbitration commenced in 1999 but had been stayed since that time to allow the parties to engage in settlement discussions relating to a restructuring of the coal supply arrangements for the Paiton project. These discussions did not at the time lead to settlement, and BHP requested the arbitration tribunal to reinstate the original arbitration and to permit BHP to assert additional claims. In total, BHP's claims amounted to $250 million.

        On December 19, 2002, Paiton Energy and BHP entered into an agreement whereby all claims in the arbitration were settled and agreement reached to dismiss the arbitration with no material effect upon Paiton Energy. Pursuant to the settlement agreement, all claims are expected to be dismissed by the arbitration tribunal during February 2003.

Settlement of Brooklyn Navy Yard Litigation

        Brooklyn Navy Yard is a 286 MW gas-fired cogeneration power plant in Brooklyn, New York. Our subsidiary owns 50% of the project. In February 1997, the construction contractor asserted general monetary claims under the turnkey agreement against Brooklyn Navy Yard Cogeneration Partners, L.P. for damages in the amount of $137 million. Brooklyn Navy Yard Cogeneration Partners asserted general monetary claims against the contractor. In connection with a $407 million non-recourse project refinancing in 1997, we agreed to indemnify Brooklyn Navy Yard Cogeneration Partners and its partner from all claims and costs arising from or in connection with the contractor litigation, which indemnity has been assigned to Brooklyn Navy Yard Cogeneration Partners' lenders. During December 2002, the parties held mediation sessions and reached a settlement of all outstanding claims. A settlement agreement was executed on January 17, 2003 and all litigation has been dismissed. Amounts paid to the contractor under the settlement will be accounted for as an addition to the power plant investment. Payments made by the project will be reimbursed by us pursuant to the indemnity agreement referred to above. In this regard, our partner has a limited obligation to participate with us in these payments. The settlement agreement did not have a material effect upon us.

Settlement of ISAB Construction Dispute

        In connection with the financing of the ISAB project, which is located near Siracusa in Sicily, Italy, we guaranteed, for the benefit of the banks financing the construction of the ISAB project, the obligation of one of our subsidiaries to contribute project equity and subordinated debt totaling up to approximately $39 million. The amount of payment under the obligation was contingent upon the outcome of an arbitration proceeding brought in 1999 by the contractor of the project against ISAB Energy. On April 19, 2002, the arbitration tribunal issued a partial award on liability dismissing ten of the contractor's 14 claims. The tribunal found there was a legal and factual basis for a 'slight extension' of the guaranteed completion date and a 'slight indemnification' of the contractor in relation to the four successful claims. During December 2002, the parties reached agreement on a full and final settlement of all claims at issue. Conditions to the settlement were satisfied in February 2003. The agreement provides for no payments to be made by the ISAB project and thus did not have a material effect upon the project or us.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy
(Registrant)

Date:	February 24, 2003	/s/ KEVIN M. SMITH KEVIN M. SMITH Senior Vice President, Chief Financial Officer and Treasurer

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  Item 5. Other Events Settlement of Chicago In-City Obligation
SIGNATURE